Exhibit 10.42

                COMPONENT RECOVERY AGREEMENT


     This Component Recovery Agreement (the "Agreement") is entered into effective as of August 14, 1996 (the "Effective Date"), by and between Micron Technology, Inc., a Delaware corporation located at 8000 South Federal Way, Boise, Idaho 83707 ("MTI"), and Micron Electronics, Inc., a Minnesota corporation located at 900 E. Karcher Road, Nampa, Idaho 83687 ("MEI").

WHEREAS, MTI is engaged in the business of developing and manufacturing semiconductor memory devices and MEI is engaged in the business of recovering semiconductor memory devices for sale to third parties; and

WHEREAS, MTI wishes to sell and MEI wishes to purchase semiconductor memory devices manufactured by MTI which do not meet MTI's design and electrical specifications and utilize them in less critical applications;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.   Definitions.   As used in this Agreement, the following
terms have the following meanings:

     (a) "Affiliated company" means any entity which is at least fifty percent (50%) owned or controlled by MEI or by MTI and any entity which is at least fifty percent (50%) owned or controlled by any such entity.

     (b) "Components" means MTI semiconductor memory devices, in die or packaged form, limited to DRAMs, SRAMs, VRAMs and/or derivatives which have failed MTI's design and electrical specifications.

     (c) "MEI Volume" means, at any given time and for each separate part type, the quantity of full specification semiconductor memory devices purchased by MEI during the previous fiscal work week.

     (d) "MTI's Average Sales Price" means, for each separate part type, the average of the prices associated with the lowest priced full specification semiconductor memory devices sold by MTI during the previous fiscal work week in the amount equal to the MEI Volume. For example, if the MEI Volume for 1 meg x 4 devices were 100 and if, during the same fiscal work week, MTI sold 50 1 meg x 4 devices for $4.00 per device, 100 1 meg x 4 devices for $5.25 per device and 50 1 meg x 4 devices for $6.00 per device, MTI's Average Sales Price for 1 meg x 4 devices would be $4.63 [(50 x 4) + (50 x 5.25) divided by 100].

2.   Sales of Components.    MTI hereby grants to MEI
the right to purchase all of MTI's Components and to resale the Components upon the terms and conditions set forth herein. Accordingly, MTI shall not sell Components to any third party whether in the form of components, modules or board level products without first offering such Components for sale to MEI in accordance with this Agreement. Nothing contained herein shall obligate MEI to purchase Components made available for sale by MTI.

3. Component Recovery. MTI hereby grants to MEI the right to enter onto MTI's premises at all reasonable hours to recover Components from MTI. This right shall include the right by MEI personnel directly or indirectly, with or without MTI's assistance, (i) to retrieve Components from MTI's Probe area; (ii) to select and assemble Components retrieved from MTI's Probe area for submission to MTI's Assembly area for packaging (encapsulation) by MTI or in MTI's discretion to an assembly site of MTI's choice (MTI is under no obligation to assemble these Components for
MEI); (iii) to retrieve Components from MTI's Assembly area and from MTI's Test area. For the purpose of allowing MEI personnel to select and assemble Components for packaging by MTI in MTI's Assembly area, MTI agrees to make available to MEI at no cost a reasonable and adequate amount of Assembly cleanroom floor space, but in no event less than 300 square feet of such floor space, for use by MEI personnel and equipment; provided, however, that MTI may for reasonable business purposes deny MEI access to MTI's manufacturing site, recover Components and provide such Components to MEI off-site at MTI's cost. MTI shall bear all costs associated with MTI's fabrication, probe, assembly and testing of Components that failed (as defined in Section 1(b) above) in the Test area. MTI shall also bear all fabrication and probe costs relating to Components MEI recovers from MTI's Assembly and Probe areas. All manufacturing costs associated with the assembly of Components recovered by MEI from MTI's Probe and Assembly areas shall be borne by MEI. Except as otherwise provided above, the point of delivery shall be deemed to be the point of shipment by MTI at MTI's manufacturing site or the point of direct retrieval by MEI personnel of packaged Components at MTI's manufacturing site. Components shall be shipped FOB the point of delivery. Title and risk of loss of Components shall pass from MTI to MEI at the FOB point.

4.   Profit Sharing.    In consideration for the recovery
and purchase by MEI of the Components from MTI, MEI
hereby agrees to pay to MTI an amount equal to fifty percent (50%) of the pre-tax net income realized by MEI's Component Recovery Division from sales of the Components to third parties and affiliated companies and from intracompany sales
or transfers to MEI's other divisions or operations.   For
the purpose of determining profits of sales from MEI's Component Recovery Division to MEI's affiliated companies and intracompany sales or transfers to MEI's other divisions or operations, prices for such Components shall be based on MTI's Average Sales Price and established in accordance with the transfer price schedule set forth in Schedule A attached hereto.

5.   Payment of  Profit Sharing Amount.   Unless otherwise
provided herein, MTI's share of pre-tax net income realized from sales to third parties and intracompany sales or transfers of Components shall be paid by MEI to MTI net forty-five (45) days after the end of each MEI fiscal month.

6.   Inspection of Records.   MEI shall keep full, clear and
accurate records with respect to third party and intracompany sales of Components. MTI shall keep full, clear and accurate records with respect to the Average Sales Price used for the purpose of calculating the price of Components and with respect to MTI's assembly costs. Each party's records shall be kept at the party's principal place of business and shall be open at all reasonable times during the term of this Agreement to the inspection of a mutually agreeable third party. Neither party hereto shall unreasonably withhold from the other information necessary to confirm compliance with the terms of this Agreement, including but not limited to information pertaining to intellectual property rights and agreements pertaining to the Components. In the event a party requests an inspection as provided herein, such party shall bear all costs and expenses associated with such inspection, unless such inspection reveals noncompliance with the terms of this Agreement by the other party, in which case the noncomplying party shall bear all such costs and expenses.

7. Intellectual Property Rights. Each party hereby grants to the other party the right to use and make available as reasonably requested the intellectual property of the other, including but not limited to patents, patent applications, software programs, and copyrighted materials, as necessary to identify, recover and sell the Components. In addition to bearing all costs of development and manufacture of Components, MTI shall bear sole responsibility for, and shall promptly pay when due, all royalty obligations arising from patent license agreements entered into by MTI, and associated with sales of the Components to and by MEI. MTI hereby agrees to indemnify MEI for any damages incurred in the event of nonpayment by MTI of any such royalty obligations, provided that such indemnification shall not extend to damages incurred as the result of nonpayment of royalties arising from a bona fide dispute by MTI regarding the terms or extent of such obligations. Royalty obligations paid by MTI associated with sales of the Components shall be treated as costs for the purpose of the computation of pre-tax net income referred to in Section 4 above.

8.   Confidentiality.    Each party acknowledges that it
will have access to certain information and materials concerning the business, plans, customers, technology, and products of the other pertaining to the subject matter of this Agreement that are confidential and of substantial value to the other party. Each party agrees that it will not at any time disclose such confidential information to any third party.

9.   No Warranty.   MTI MAKES NO WARRANTIES, EXPRESSED OR
IMPLIED, REGARDING THE COMPONENTS, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, OR OTHERWISE. MTI DOES NOT MAKE TO MEI OR ANY CUSTOMER OF MEI, AND HEREBY EXPRESSLY DISCLAIMS, ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE COMPONENTS. ALL COMPONENTS ARE SOLD "AS IS" AND "WITH ALL FAULTS".

10. Limitation of Liability. Except as otherwise provided herein, in the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales, or on account of any expenditures or commitments in connection with the business or goodwill of either party.

11.  Patent Indemnity.   MTI represents and warrants that
the delivery and sale of Components hereunder will not infringe any patent, trademark or other intellectual property rights of third parties. MTI shall indemnify and hold MEI harmless of and from any and all losses, including loss of costs, claims liabilities and expenses, including attorneys' fees, incurred by MEI with respect to any such infringement of any patent, trademark or other intellectual property rights, provided that such indemnification shall not exceed that amount equal to MTI's share of the net profits derived from the sale by MEI of the infringing products. MEI shall have the right to offset against payments due to MTI hereunder the amount of any indemnification owed by MTI to MEI under this Section.

12.  Term and Termination.

     12.1  Term.    The term of this Agreement shall
commence on the Effective Date and shall continue thereafter for a period of three (3) full fiscal years from the fiscal year-end next following the Effective Date, subject to earlier termination in accordance with the provisions of this Section and shall continue on a year-to-year basis thereafter unless canceled by the other party within thirty
(30) days prior to the end of the initial term or any extension thereof.

     12.2 Termination by Mutual Agreement. This Agreement may be terminated at any time upon the mutual written agreement of the parties.

     12.3  Termination by MTI.     MTI shall have the option
to terminate this Agreement upon MTI's Loss of Control of MEI (as defined below), by providing written notice to MEI within ninety (90) days of such Loss of Control.

     For purposes of this Section 12.3, "Loss of Control" shall mean such time as MTI shall become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of less than thirty percent (30%) of the total voting power of all classes of Equity Interests of MEI then outstanding and normally entitled to vote in the election of directors or other governing body of MEI. For purposes of this Section
12.3, "Equity Interests" shall mean any and all shares, interests, rights to purchase warrants, options, participations or other equivalents of, or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, including any preferred equity interests.

     12.4  Survival of Certain Terms.   The provisions of
Sections 8, 9, 10, 11 and 14 of this Agreement shall remain in full force and effect after any termination of the Agreement. With respect to Components delivered by MTI to MEI for which profits have not yet been realized by MEI or paid to MTI, all the provisions of this Agreement shall remain in full force and effect after any termination of this Agreement.

13. Application to Subsidiaries. The obligations of either party hereunder shall be applicable to subsidiaries of each such party. "Subsidiary" shall mean any entity owned fifty percent (50%) or more by a party.

14.  General Provisions.

     14.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Idaho. The federal and state courts within the State of Idaho shall have the sole and exclusive jurisdiction to adjudicate any dispute arising out of this Agreement.

     14.2 Entire Agreement.   This Agreement sets forth the
entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by authorized representatives of both parties.

     14.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party give notice hereunder. Such notice shall be deemed to have been given three (3) days after deposit in the mail.

     14.4 Force Majeure. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, or any other reason where failure to perform is beyond the control and not caused by the negligence of the nonperforming party.

     14.5 Assignability and Binding Effect. The rights and obligation of each party hereunder may not be assigned or transferred directly or indirectly without the prior written consent of the other party, which consent shall not be unreasonably withheld. Provided, however, that MEI may assign or transfer its rights and obligations arising out of this Agreement to one or more of its subsidiaries or affiliated companies. Change of ownership or control of MEI or MTI or any assignee permitted under this Section 14.5 shall not constitute an assignment or transfer under this
Section 14.5. If MEI sells or transfers its component recovery assets and business to a subsidiary or affiliated company, MEI shall be permitted to assign or transfer its rights and obligations arising out of this Agreement to such subsidiary or affiliated company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

     14.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

MICRON TECHNOLOGY, INC.       MICRON ELECTRONICS, INC.


By     Steven R. Appleton     By      Joseph Daltoso
  -----------------------       --------------------
Title  President              Title   President
     --------------------          -----------------

                                Schedule A


                             Transfer Price

   MTI's      Transfer Price    Transfer Price   Transfer Price   Transfer Parts
  Average       for Full         for Systems   for Printer Buffer   for Audio
Sales Price Specification Parts  Grade Parts      Grade Parts     Grade Devices
----------- ------------------- -------------- ------------------ --------------
     X           .975(X)          .8288(X)         .70(X)             .25(X)

     Amendment Number 1 to Component Recovery Agreement

     THIS AMENDMENT NUMBER 1 (this "Amendment") is entered into by and between Micron Technology, Inc., a Delaware corporation ("MTI") and Micron Electronics, Inc., a
Minnesota corporation ("MEI").

     WHEREAS, MTI and MEI entered into that certain
Component Recovery Agreement with an effective date of August 14, 1996 (the "Agreement");

     WHEREAS, MTI and MEI desire to amend the Agreement to change the effective date to August 30, 1996;

     NOW THEREFORE, MTI and MEI agree that in the first sentence of the Agreement the date "August 14, 1996" is deleted and is replaced with the date "August 30, 1996." In all other respects, the parties hereby ratify and reaffirm all other provisions of the Agreement.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be effective as of August 30, 1996.


MICRON TECHNOLOGY, INC.            MICRON ELECTRONICS, INC.

By:/s/ Steven R. Appleton          By: /s/ Gregory D. Stevenson
   ----------------------             -------------------------
Name: Steven R. Appleton           Name: Gregory D. Stevenson
   ----------------------             -------------------------

       President, Chairman and            Executive Vice President,
Title: Chief Executive Officer     Title: Operations
   ----------------------             -------------------------

Date: January 6, 1997              Date: January 7, 1997
   ----------------------             -------------------------